Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                             OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                              OF CYTEL CORPORATION

            Cytel Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

            FIRST:      The name of the Corporation is Cytel Corporation.

            SECOND:     The date on which the Corporation's original Certificate
of Incorporation was filed with the Delaware Secretary of State is July 10, 1987.

            THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions at a meeting held on March 13, 1998 to amend the first paragraph of Article V of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

            "The Corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation has authority to issue is 85,000,000 shares, consisting of 75,000,000 shares of Common Stock, each having a par value of $.01, and 10,000,000 shares of Preferred Stock, each having a par value of $.01."

            FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 32,867,887 shares of Common Stock and 66,135 shares of Series B Convertible Preferred Stock. A majority of the outstanding shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation.

            IN WITNESS WEREOF, Cytel Corporation has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 30th day of June, 1998.

                                                  CYTEL CORPORATION


                                                  /S/ VIRGIL THOMPSON
                                                  ------------------------------
                                                  Virgil Thompson
                                                  President and Chief Executive
                                                  Officer

ATTEST:

/S/ EDWARD C. HALL
-----------------------------------
Edward C. Hall
Vice President, Finance, Chief Financial
Officer and Secretary

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